Investor Presentation September 2025 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-270051 Dated September 10, 2025

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2024 and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco's Form 10-Q for the quarter ending June 30, 2025, which are available at the SEC’s website, www.sec.gov or at WesBanco’s website, www.WesBanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, that the businesses of WesBanco and Premier may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger of WesBanco and Premier may not be fully realized within the expected timeframes; disruption from the merger of WesBanco and Premier may make it more difficult to maintain relationships with clients, associates, or suppliers; the effects of changing regional and national economic conditions, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. Statements in this presentation with respect to the benefits of the merger between WesBanco and Premier, the parties’ plans, obligations, expectations, and intentions, and the statements with respect to accretion, earn back of tangible book value, tangible book value dilution and internal rate of return, constitute forward-looking statements as defined by federal securities laws. Such statements are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Premier may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected time frames; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and other factors described in WesBanco’s 2024 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission. In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), WesBanco's management uses, and this presentation contains or references, certain non-GAAP financial measures, such as tangible common equity/tangible assets; non-interest expense to total assets; income before provision for income taxes excluding restructuring and merger related expense; net income excluding after-tax restructuring and merger-related expenses and excluding after-tax day one provision for credit losses on acquired loans; efficiency ratio; return on average assets; and return on average tangible equity. WesBanco believes these financial measures provide information useful to investors in understanding our operational performance and business and performance trends which facilitate comparisons with the performance of others in the financial services industry. Although WesBanco believes that these non-GAAP financial measures enhance investors' understanding of WesBanco's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The non-GAAP financial measures contained therein should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K as well as the unaudited financial statements and analyses as presented in the Quarterly Reports on Forms 10-Q for WesBanco and its subsidiaries, as well as other filings that the company has made with the SEC. Forward-looking statements and non-GAAP financial measures

This presentation is neither an offer to sell nor a solicitation to purchase any securities of Wesbanco, Inc. (the “Company”). There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to a prospectus supplement and related prospectus filed with the Securities Exchange Commission (the “SEC”). The Company filed a “shelf” registration statement (File No. 333-270051) (including a base prospectus (the “Base Prospectus”)) on February 27, 2023, and the related preliminary prospectus supplement on September 10, 2025 (the “Preliminary Prospectus Supplement”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Base Prospectus, the Preliminary Prospectus Supplement, and other document the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by e-mailing Keefe, Bruyette & Woods, Inc. at USCapitalMarkets@kbw.com, RBC Capital Markets, LLC at TMGUS@rbccm.com, and Raymond James & Associates at Prospectus@raymondjames.com. Registration Statement; No Offer or Solicitation

Preliminary term sheet Preferred Equity Offering Terms Issuer / Ticker WesBanco, Inc. / WSBC Security (Depositary shares 1/40) Non-Cumulative Perpetual Preferred Stock, Series B Expected Security Rating* BBB- by Kroll Bond Rating Agency / Ba2(hyb) by Moody’s Ratings Issuance Format SEC Registered Approximate Offering Size $200 million Dividend Type Fixed rate reset Call Type Non-Call 5-Years; par call thereafter (2030) Listing Nasdaq (pending) Use of Proceeds General corporate purposes, including the potential redemption of i) $150 million outstanding 6.75% fixed rate reset non-cumulative perpetual series A preferred stock and ii) $50 million outstanding 4.00% fixed-to-floating rate subordinated notes due 2030 Joint Bookrunners Keefe, Bruyette & Woods, A Stifel Company RBC Capital Markets Raymond James * An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the subordinated notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. No report of any rating agency is incorporated by reference herein.

Differentiated Regional Financial Services Institution

Franchise overview

WesBanco

Balance Sheet

$28B	$21B	$19B
Assets	*Deposits*	*Loans*

Q2 2025 Profitability

1.28%	18.4%	3.59%
ROAA excl. items(1)	*ROATCE excl. items(1)*	*NIM*

Capital

7.6%	9.9%	13.4%
TCE / TA	*CET1*	*TRBC*

Asset Quality

0.45%	0.09%	1.19%
NPAs / Loans + OREO	*NCOs / Avg Loans*	*LLR / Loans*

Strong Market Presence in Major Markets



Branches
LPOs
Michigan
Detroit
Indiana
Indianapolis
Ohio
#8
Columbus
Dayton
Cincinnati
Cleveland
#10
Akron
Canton
Pennsylvania
Pittsburgh
Harrisburg
Wheeling
Morgantown
#13
Maryland
Baltimore
Washington DC
#3
West Virginia
Charleston
Huntington
Louisville
Frankfort
#12
Lexington
Elizabethtown
Kentucky
Virginia
Richmond
Norfolk
Nashville
Tennessee
Knoxville
Chattanooga
Charlotte
Durham
North Carolina

Broad and Diversified Market Distribution



Deposits
IN 5%
KY 12%
MD 12%
MI 2%
OH 42%
PA 9%
WV 18%



Loans
TN 2%
IN 5%
KY 8%
MD 17%
MI 1%
OH 51%
PA 6%
WV 10%

Note: All data as of 6/30/2025 except for market share and deposit rankings; market share based on 2024 deposit rankings and OH is WSBC+Premier Financial ("PFC") (except Pittsburgh which is MSA) (exclusions: Pittsburgh MSA – BNY Mellon, Raymond James; MD – Forbright, Capital Funding; OH – National Consumer Cooperative Bank) (Source: S&P Capital IQ).

(1) Certain items excluded from the calculation consist of after-tax restructuring and merger-related expenses and the after-tax day one provision for credit losses on acquired loans. See non-GAAP financial measures for additional information relating to the calculation.

©2025 WesBanco, Inc. | All rights reserved

5

Experienced management team Deep Talent Mr. Jackson served as SEVP and COO of the Company and President and COO of the Bank from August 15, 2022 until August 1, 2023. He held multiple executive roles at First Horizon Bank. Mr. Jackson is a graduate from Auburn University. Jeffrey H. Jackson – President & CEO Mr. Weiss has served as SEVP and CFO of the Company since January 2022 and has been with the Company since 2008. Prior to joining the Company, Mr. Weiss worked at Deloitte in audit practice and is a licensed CPA. Daniel K. Weiss – SEVP & CFO Mr. Friend has served as EVP and Chief Credit Officer of the Company since June 2022.  Prior to that, he served as EVP – Regional Credit Officer of the Company. Mr. Friend has over 31 years of banking experience in lending, credit and management roles, beginning with PNC Bank in Pittsburgh, Pennsylvania.  Robert H. Friend – EVP & Chief Credit Officer Mr. Perkins is the SEVP and Chief Risk Officer of the Company and has served in enterprise risk management since 2001. Previously, he was SVP and Chief Auditor of the Company. A licensed CPA, Mr. Perkins has 35 years’ experience in banking, working as a public accountant prior to joining the Company in 1995. Michael L. Perkins – SEVP & Chief Risk Officer Mr. Zatta has served as SEVP and Chief Banking Officer of the Company since February 2020. Prior to that, he served as EVP – Chief Banking Officer of the Company from April of 2017 and EVP of Commercial Banking of the Company. He has over 37 years’ experience in various lending and leadership capacities. Jayson M. Zatta – SEVP & Chief Banking Officer Mr. Luzar has served as EVP – Treasury & Profitability of the Company since April 2025. Prior to joining the Company, he served as the Principal Owner of BSRI. Mr. Luzar has over 27 years of experience in management and banking, primarily with PNC and KeyBank. Jay Luzar – EVP – Treasury & Profitability

Franchise-Enhancing Expansion

Loan production office strategy and targeted acquisitions

WesBanco

- Targeted acquisitions in existing markets and new higher-growth metro areas, as well as a complementary LPO strategy
- Long-term focus on appropriate capital management to enhance shareholder value
- Strong capital and liquidity, along with strong regulatory compliance processes, provides ability to execute transactions quickly
- Diligent efforts to maintain a community bank-oriented, value-based approach to our markets
- History of successful acquisitions that have improved earnings

Contiguous Markets Expansion


HQ
LPOs
premier financial corp
ESB FINANCIAL CORPORATION
FIDELITY Bancorp, Inc.
AMTRUST BANK

Franchise-Enhancing Expansion

Loan Production Offices

- Knoxville (2Q2025)
- Chattanooga (3Q2023)
- Indianapolis (2Q2022)
- Nashville (1Q2022)
- Northern VA (3Q2021) (enhanced 2Q2025)

Mergers	Announced	Closed
PFC	Jul-2024	Feb-2025
OLBK	Jul-2019	Nov-2019
FFKT	Apr-2018	Aug-2018
FTSB	Nov-2017	Apr-2018
YCB	May-2016	Sep-2016
ESB	Oct-2014	Feb-2015
FSBI	Jul-2012	Nov-2012
AmTrust	Jan-2009	Mar-2009
OAKF	Jul-2007	Nov-2007

©2025 WesBanco, Inc. | All rights reserved 7

Note: AmTrust was an acquisition of five branches.

Disciplined organic growth story augmented by M&A Historical Balance Sheet Growth Total Loans ($B) Total Deposits ($B) Tangible Common Equity ($B)(1) Total Assets ($B) CAGR 15% CAGR 21% CAGR 14% CAGR 10% Note: Data shown at period-end for each date presented. (1) Non-GAAP measure – please see reconciliation in appendix.

Stronghold in Attractive Markets

Continued market share in strong markets

Top 10 Markets in 2020

Market (MSA)	Number of Branches	Deposits in Market ($000)	Market Rank	Market Share
Washington-Arlington-Alexandria, DC-VA-MD-WV	18	$1,562	19	0.5%
Wheeling, WV-OH	14	1,550	1	36.8
Pittsburgh, PA	35	1,513	11	1
Louisville/Jefferson County, KY-IN	21	849	9	2.4
Baltimore-Columbia-Towson, MD	16	720	14	0.8
Columbus, OH	12	601	13	0.7
Huntington-Ashland, WV-KY-OH	7	480	5	6.9
Frankfort, KY	7	475	1	37.0
Weirton-Steubenville, WV-OH	5	435	1	21.0
Cincinnati, OH-KY-IN	17	421	18	0.3
Total (Top 10)	**152**	**$8,606**		

Top 10 Markets Today

Market (MSA)	Number of Branches	Deposits in Market ($000)	Market Rank	Market Share
Wheeling, WV-OH	13	$2,646	1	46.0%
Youngstown-Warren, OH	13	1,771	3	16.6
Pittsburgh, PA	28	1,668	11	1
Washington-Arlington-Alexandria, DC-VA-MD-WV	14	1,427	21	0.5
Louisville/Jefferson County, KY-IN	14	1,033	9	2.4
Toledo, OH	7	682	9	4.4
Columbus, OH	13	603	16	0.6
Weirton-Steubenville, WV-OH	4	523	1	22.0
Baltimore-Columbia-Towson, MD	10	518	18	0.5
Fort Wayne, IN	3	512	8	5.0
Total (Top 10)	**119**	**$11,384**		

Growth Trends

Population


0.75%
1.03%
2015 – 2020
2025 – 2030

Household Income


$61,812
$71,076
$76,601
2020
Today
Projected 2030

Note: Data for "Today" as of 6/30/2024; growth trends are deposit weighted by state deposit market share; historical growth trends shown for all markets the Company operated within in 2020; "Today" and projected growth trends shown for markets the Company currently operates in (Source: S&P Capital IQ Pro).

©2025 WesBanco, Inc. | All rights reserved

9

Core Deposit Funding and Pricing Advantages

Differentiated and competitive deposit profile

- Granular core deposit funding base supports diversified commercial and retail strategy and provides a rate-resilient funding base demonstrated by low beta in last cycle
- Competitive funding advantage driven by granular core deposit franchise
  - Total demand deposits (~48% of total deposits) have grown organically by 3% (5-year CAGR)
  - Reflects the impact of $1.3 billion of certificates of deposit from the PFC acquisition, which represented ~20% of PFC total deposits, as compared to ~12% for stand-alone WesBanco
- Average loans to average deposits ratio of 89.5% provides opportunity for continued loan growth
- Uninsured deposits, as reported for regulatory purposes, totaled $6.7 billion at June 30, 2025, or 32% of total deposits (21% excluding collateralized deposits)

Q2 2025 Deposit Composition



Money Market 23%
Savings 15%
$21.2 Billion
Certificates of Deposit 14%
Interest Bearing Demand 23%
Non-Interest Bearing Demand 25%

Noninterest-Bearing Deposits ($B)



$4.6
$4.7
$4.0
$3.8
$5.3
$5.3
2021
2022
2023
2024
Q1 2025
Q2 2025

Total Deposits Funding Cost



2.05%
1.84%
2017
2018
2019
2020
2021
2022
2023
2024
Q2 2025
WSBC
$20-50B Peer Avg

Note: Historical financial data as of 12/31 for each year presented and latest available data for each quarter presented; Organic CAGR excludes acquisitions during the last 5 years; peer bank group includes all U.S. banks with total assets of $20B to $50B from S&P Capital IQ as of or for the most recent quarter available; cost of total deposits includes non-interest bearing deposits.

©2025 WesBanco, Inc. | All rights reserved

10

Wealth Management

Strong capabilities built upon a century of success

WesBanco

WesBanco WEALTH MANAGEMENT

Trust & Investment Services

- $7.2B of trust and mutual fund assets under management
- 7,900+ relationships
- Legacy market private wealth management growth opportunities
- Expansion opportunities in the Mid-Atlantic market
- WesMark Funds – six proprietary funds across equities, bonds, and tactical assets

Trust & Investment Services AUM
(Market Value as of 12/31) ($B)


$2.3
$2.4
$3.2
$4.3
$7.2
CAGR 5.2%
2002
2008
2012
2018
2025 6/30

Private Client

- $2.8B in private client loans and deposits
- 9,600+ relationships
- Private wealth management growth opportunities across all markets

Private Client Loans and Deposits
(as of 12/31) ($B)


$0.1
$0.4
$0.8
$1.1
$2.8
CAGR 34%
2013
2016
2019
2022
2025 6/30
Loans
Deposits

Securities Brokerage

- $2.6B in account value
- 11,700+ accounts*
- Securities investment sales
- Investment advisory services
- Licensed banker and regional player/coach programs
- Expansion opportunities in KY, IN, and Mid-Atlantic markets, as well as external business development opportunities

Securities Brokerage Account Value
(Market Value as of 12/31) ($B)


$1.4
$1.5
$1.7
$1.9
$2.6
CAGR 19%
2021
2022
2023
2024
2025 6/30

Insurance: Personal, commercial, title, health, and life; expand title business in all markets; digital insurance agency for both personal and commercial property & casualty; and third-party administrator services for small business healthcare plans

Note: Assets, loans, deposits, and clients as of 6/30/2025; chart financials as of 12/31 for each year presented; current year as of 6/30/2025; Trust & Investment Services trust and mutual fund assets under management ("AUM") are market value and Securities Brokerage is account value (including annuities and managed accounts) as of 12/31 for each year presented; current year as of 6/30/2025.
* does not include PFC

©2025 WesBanco, Inc. | All rights reserved
11

Track-record of expense control with on-going enhancement efforts Note: Historical financial data as of 12/31 for each year presented; current year data as of 6/30/2025 year-to-date; balance sheet data as of period ends. (1) Non-GAAP measure – please see reconciliation in appendix; non-interest expense excludes restructuring and merger-related expenses. Delivering Positive Operating Leverage ESB Merger (Feb-15) Fidelity Merger (Nov-12) YCB Merger (Sep-16) FTSB Merger (Apr-18) FFKT Merger (Aug-18) OLBK Merger (Nov-19) Track-record of disciplined growth, balanced by a fundamental focus on expense management and supported by franchise-enhancing acquisitions, in order to deliver positive operating leverage and enhance shareholder value PFC Merger (Feb-25)

Strong legacy of credit and risk management and regulatory compliance Based upon conservative underwriting standards and approval processes supported by centralized back-office and loan funding functions Mature enterprise risk management program headed by Chief Risk Officer addressing key risks in all business lines and functional areas Enhanced compliance and risk management system and testing platform Strong and scalable BSA/AML function Examined by CFPB for consumer compliance supervision Eight consecutive “outstanding” CRA ratings since 2003 Strong regulatory capital ratios significantly above regulatory requirements Active internal regulatory compliance management Positive relationship with regulators Robust internal audit practices Consistent liquidity and capital stress testing shows readiness for uncertain and adverse economic cycles Capital ratios above both regulatory and well-capitalized levels Strong Risk Management

Investment highlights Competitive Advantages Leading regional bank with a diversified, relationship-based lending model Disciplined organic growth model supported by prudent LPO strategy and targeted M&A opportunities High quality franchise with significant presence in attractive urban markets Distinct revenue capabilities, led by 100+ year wealth management business Consistent track record of providing positive operating leverage and profitability Strong legacy of credit, capital, and prudent risk management Stable, low cost funding model supported by granular deposit base Experienced executive management team with proven track records Note: LPO = loan production office

Q2 2025 Financial and Operational Highlights

Net interest margin of 3.59% and successful PFC systems conversion

- Successfully converted the customer data systems for the bank and trust department of PFC
- Net interest margin of 3.59% reflects the benefit of PFC's interest mark accretion, the first quarter's securities restructuring, and lower funding costs
- Total loan growth was 3.3% over the sequential quarter, annualized, reflecting the strength of WesBanco's new and legacy markets
- Reflecting PFC, market appreciation, and organic growth, WTIS assets under management increased to a record $7.2 billion and broker-dealer securities account values (including annuities) increased to a record $2.6 billion
- Efficiency ratio[(1)] of 55.5% improved due to the benefits of the PFC acquisition and driving positive operating leverage

Net Income Available to Common Shareholders and Diluted EPS[(1)]

$87.3 million; $0.91/share

Net Interest Margin

+64bp YoY; +24bp QoQ

Total Loan Growth

+53.6% YoY; +3.3% QoQ

Average Loans to Average Deposits

89.5%

Non-Performing Assets to Total Assets

0.31%

Tangible Common Equity to Tangible Assets[(1)]

7.60%

Note: Financial and operational highlights during the quarter ended June 30, 2025; PFC = Premier Financial Corp.; YoY = Year-over-Year; QoQ = Quarter-over-Quarter; bp = basis points.
(1) Non-GAAP measure – please see reconciliation in appendix.

©2025 WesBanco, Inc. | All rights reserved
15

Q2 2025 Total Portfolio Loans

Total loan growth of 3.3% annualized quarter-over-quarter

WesBanco


(Dollars in millions)
$12,258
$5,902
($837)
$1,478
$28
$18,829
Comm'l Avg Payoff Yield 6.65%
Comm'l Avg New Yield 7.18%
Total Loan Growth = 53.6%
6/30/2024
Premier Financial
Comm'l Payoffs
Comm'l New Originations
All Other Net Advances / (Paydowns)
6/30/2025


(Dollars in millions)
$18,674
($267)
$403
$19
$18,829
Comm'l Avg Payoff Yield 6.20%
Comm'l Avg New Yield 7.03%
Total Loan Growth = 0.8% (non-annualized)
3/31/2025
Comm'l Payoffs
Comm'l New Originations
All Other Net Advances / (Paydowns)
6/30/2025

- Reflecting $5.9 billion of loans from PFC and organic growth, total loans increased 53.6% YoY to $18.8 billion
- Total organic loan growth was +5.5% YoY and +0.8% (or +3.3% annualized) QoQ, reflecting the strength of WesBanco's new and legacy markets and teams
  - Total organic commercial loan growth was +7.3% YoY and +4.1% QoQ annualized
- PFC and loan production offices are contributing meaningfully to the commercial loan pipeline, which totaled approximately $1.3 billion, as of 6/30/2025
- CRE loan payoffs totaled approximately $255 million for YTD 2025, as compared to approximately $95 million last year[1]
- C&I line utilization was ~38% for Q2 2025, as compared to a mid-40% range prior to the pandemic

Note: Commercial payoffs and new originations and associated yields (in charts above) are WesBanco-only and do not include PFC.
(1) WesBanco-only and does not include PFC.

©2025 WesBanco, Inc. | All rights reserved
16

Loan portfolio composition Evolution of the Loan Portfolio Loan Portfolio Composition Q4 2024 (Before PFC) Q2 2025 (With PFC) $12.7 Billion $18.8 Billion Q2 2025 Commercial Loan Risk Grades No “Classified – Doubtful” loans Note: Financial data as of quarter end (Source: S&P Capital IQ Pro). Yield on Loans: 5.80% Yield on Loans: 6.16% Historical Yield on Loans Average Loans to Average Deposits

Geography & industry breakdown Commercial Portfolio Commercial & Industrial Portfolio Commercial Real Estate Portfolio (1) Geography Breakdown Industry Breakdown Note: Geography and Industry loan data as of 6/30/2025. (1) Commercial real estate portfolio include land / construction and improved property loans.

Maturity schedule Non-Owner Occupied Commercial Real Estate Portfolio Note: Data as of 6/30/2025. (Dollars in millions)

Favorable asset quality measures compared to peer bank group Note: Financial data as of period ending for dates specified; data as of 12/31 where no quarter or “YTD” mentioned; peer bank group includes all U.S. banks with total assets of $20B to $50B from S&P Capital IQ (as of 8/19/2025) and represent simple averages except criticized & classified loans as % of total loans which is a weighted average; 2020 and 2021 comparability impacted by timing of the adoption of Current Expected Credit Losses (“CECL”). accounting standard and economic assumptions used by each bank (WSBC adopted January 1, 2020). Strong Legacy of Credit Quality Non-Performing Assets as % of Total Assets Net Charge-Offs as % of Average Loans (YTD Annualized) Allowance for Credit Losses as % of Total Loans Criticized & Classified Loans as % of Total Loans Q2 2025 Q2 2025 Q2 2025 Q2’25 YTD

Highly liquid securities portfolio Securities Q4 2024 (Before PFC) Q2 2025 (With PFC) 2025 Q2 Portfolio Composition AFS and HTM Securities ($000) $4,292 $3,399 $3,391 $3,282 Source: S&P Capital IQ as of 6/30/2025. (1) “Other” includes AFS and HTM Corporate Debt Securities, HTM U.S. Government Sponsored Entities and Agencies and Residential MBS and Collateralized Mortgage Obligations of Government Sponsored Entities and Agencies, and Equity Securities held at fair value (2) Weighted average yields have been calculated on a taxable-equivalent basis using the federal statutory tax rate of 21%. $3.4 Billion $4.4 Billion Yield: 2.67% Yield: 3.25% (1) (1) $4,361

Year-over-year organic deposit growth fully funded loan growth Note: “Uninsured deposits” are approximated; “collateralized municipal deposits” are collateralized by securities. Reflecting $6.9 billion of deposits from PFC and organic growth, total deposits increased 57.5% YoY to $21.2 billion Year-over-year organic deposit growth of $850 million, or 6.3%, which fully funded organic loan growth On a sequential quarter basis, total deposits declined $138 million due to normal seasonality and the intentional runoff of higher cost certificates of deposit and less reliance on public funds from PFC Distribution: consumer ~52% and business ~32% (note: public funds, which are separately collateralized, ~16%) Business deposits as a percent of total deposits increased 160 basis points QoQ Average loans to average deposits were 89.5%, providing continued capacity to fund loan growth Q2 2025 Total Deposits (Dollars in millions) (Dollars in millions)

NIM benefiting from loan growth and management of funding costs Q2 2025 NIM of 3.59% improved 24 basis points QoQ and 64 basis points YoY, through a combination of higher loan and securities yields, lower funding costs, and purchase accounting accretion Purchase accounting accretion benefited the Q2 2025 net interest margin by approximately 37 basis points Deposit funding costs, including non-interest bearing deposits, were 184 basis points, decreased 11 basis points YoY and 4 basis points QoQ Approximately 60% of the $2.9 billion CD portfolio at 6/30/2025, with an average rate of 3.9%, mature or reprice during the next six months FHLB borrowing costs of 4.22% decreased 30 basis points QoQ and 128 basis points YoY, as these short-term borrowings repriced downward upon maturity Of the $1.8 billion of borrowings at 6/30/2025, approximately 94% have 2025 maturities, with an average rate of 4.53% Q2 2025 Net Interest Margin (NIM) Net Interest Margin QoQ Change (weighted) 2Q 2025 Commercial Loan Repricing Frequency

Non-interest income increased year-over-year due primarily to the acquisition of PFC which drove higher service charges on deposits, trust fees, mortgage banking income, digital banking income, and bank-owned life insurance Service charges on deposits reflect the addition of PFC, fee income from new products and services and treasury management, and increased general consumer spending Reflecting record asset levels, trust fees and securities brokerage revenue increased due to the addition of PFC wealth clients, market value appreciation, and organic growth Digital banking fees reflect higher volumes primarily associated with our larger customer base Gross swap fees were $1.4 million, compared to $1.8 million in the prior year Fair market valuation loss of $0.7 million, as compared to a negligible gain last year Fee income increased $12.6 million, or 40%, year-over-year Note: OREO = other real estate owned; securities account values include annuities. Q2 2025 Non-Interest Income

Capital ratios above both regulatory and well-capitalized levels Note: Capital ratios enhanced by August 2020 preferred stock issuance of $150MM and August 2024 common equity raise of $200MM (in conjunction with the acquisition of Premier Financial Corp.); effective 4Q2019, Tier 1 Capital Ratios negatively impacted by the movement of ~$130MM of TruPS from Tier 1 to Tier 2 risk-based capital, as required by the Dodd-Frank Act for financial institutions with total assets >$15B. (1) Non-GAAP measure – please see reconciliation in appendix. Strong Risk Management and Capital Position Well-Capitalized 8.0% Well-Capitalized 5.0% Total Risk-Based Capital Ratio Tier 1 Risk-Based Capital Ratio Tier 1 Leverage Capital Ratio TCE / TA(1) Well-Capitalized 10.0%

Comparable operating measures to peer bank group Note: Financial data is year-to-date for dates specified; peer bank group includes all U.S. banks with total assets of $20B to $50B from S&P Capital IQ (as of 8/19/2025 and represent simple averages; NIM (fully taxable-equivalent (FTE) and annualized basis) and non-interest expense (excludes restructuring & merger-related expenses) are company reported; other figures are S&P calculations); 2020 and 2021 comparability impacted by timing of the adoption of Current Expected Credit Losses (“CECL”) accounting standard and economic assumptions used by each bank (WSBC adopted January 1, 2020). (1) Non-GAAP measure – please see reconciliation in appendix. Disciplined Execution upon Growth Strategies Return on Average Assets(1) Non-Interest Expense (excl. items) to Total Assets(1) Net Interest Margin Return on Average Tangible Common Equity(1) Q2’25 YTD Q2’25 YTD Q2’25 YTD Q2’25 YTD

Static impact to regulatory capital ratios Illustrative Capital Model Impact Summary The table below reflects the pro forma static capital impact associated with following: The issuance of $200mm tier 1 qualifying, non-cumulative preferred equity The simultaneous paydown of WSBC’s $50mm subordinated notes acquired from PFC and $150mm preferred equity issued on 8/11/2020 The Company remains well-capitalized post refinancing / issuance Pro Forma Consolidated Capital Ratios (%) (1) Assumes a $200 million gross offering size, 3.15% underwriting spread and $700K of other offering related expenses. (1) +19bps +23bps Neutral <300% Q2’25 Standalone Q2'25 Pro Forma (Post Refinance / Preferred Issuance)

Appendix

Double leverage and interest coverage Illustrative Capital Model Impact Summary Net proceeds from the proposed offering assuming a $200 million gross offering size, 3.15% underwriting spread and $700K of other offering related expenses. Net quarterly interest expense savings after the redemption of $50 million outstanding 4.00% fixed-to-floating rate subordinated notes due 2030, the 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, and the proposed offering assuming a $200 million gross offering size at a 7.50% dividend; Assumes incremental net proceeds are reinvested at a 4.00% reinvestment rate. Non-GAAP measure; See appendix for additional detail. Preferred dividend is grossed up to a pre-tax equivalent based on an illustrative 25% effective tax rate.

NII and EVE shock analysis Positioning the Company For A More Neutral Balance Sheet NII Shock Analysis EVE Shock Analysis Immediate Change In Interest Rates (bps) (20.0%) ALCO Guidelines (15.0%) (10.0%) (7.5%) (7.5%) (10.0%) Immediate Change In Interest Rates (bps) (40.0%) ALCO Guidelines (30.0%) (20.0%) (10.0%) (10.0%) (20.0%) Note: NII = net interest income; EVE = economic value of equity

Allowance coverage ratio of 1.19% Note: ACL at 6/30/2025 excludes off-balance sheet credit exposures of $6.2 million. The allowance for credit losses on loans was $223.9 million at 6/30/2025, which provided a coverage ratio of 1.19% Excluded from the allowance for credit losses and related coverage ratio are fair market value adjustments on previously acquired loans representing 1.74% of total loans Q2 2025 Current Expected Credit Loss (CECL) (Dollars in millions)

Tangible common equity to tangible assets Note: Premier Financial Corporation merger closed February 2025 Reconciliation

Return on average assets Note: (1) Ratios are annualized by utilizing the actual numbers of days in the quarter versus the year. Note: Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; Old Line Bancshares merger closed November 2019. Reconciliation

Return on average tangible common equity Reconciliation Note: (1) Amortization of intangibles tax effected at 21% for all prior periods. Note: (2) Ratios are annualized by utilizing the actual numbers of days in the quarter versus the year. Note: Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; Old Line Bancshares merger closed November 2019.

Non-interest expense to total assets and efficiency ratio Reconciliation Note: “Non-interest expense to total assets” are annualized by utilizing the actual numbers of days in the quarter versus the year; “efficiency ratio” is non-interest expense excluding restructuring and merger-related expense divided by total income; FTE represents fully taxable equivalent; merger closings: Premier Financial Corporation February 2025; Old Line Bancshares November 2019; Farmers Capital Bank Corporation August 2018; First Sentry Bancshares April 2018; Your Community Bankshares September 2016; ESB Financial February 2015; Fidelity Bancorp November 2012; AmTrust 5 branches March 2009.

Net income and diluted earnings per share (EPS) Reconciliation

Pre-tax income excl. restructuring and merger related expenses Reconciliation